UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 27, 2014 (February 21, 2014)

American Realty Capital Trust V, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	333-187092	90-0929989
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

405 Park Avenue

New York, New York 10022

(Address, including zip code, of Principal Executive Offices)

Registrant's telephone number, including area code: (212) 415-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition.

Completion of the Acquisition of Fourth Tranche of Inland Portfolio

On February 21, 2014, American Realty Capital Trust V, Inc. (the “Company”), through wholly owned subsidiaries of its operating partnership, completed the acquisition from Inland American Real Estate Trust, Inc. (“Inland”) of equity interests in special purpose entities (the “SPEs”) that own five properties (the “Properties”) pursuant to the previously disclosed equity interest purchase agreement (the “Agreement”) between the Company’s sponsor, AR Capital, LLC, and Inland. As of the filing of this Current Report on Form 8-K, the Company has purchased equity interests in special purposes entities, including the SPEs, owning 83 properties, including the Properties, from a total portfolio of 244 properties from Inland pursuant to the Agreement. The Company believes that the completion of the acquisition of the remaining properties is probable. The seller does not have a material relationship with the Company and the acquisition was not an affiliated transaction.

The purchase price of the Properties was $200.2 million, exclusive of closing costs. The Company funded the purchase price of the Properties with (i) $17.9 of cash on hand from its ongoing initial public offering, (ii) $100.0 of cash drawn on the Company’s previously announced revolving credit facility and (iii) the assumption of $82.3 million of existing mortgage debt on four of the Properties. The annualized rental income on a straight-line basis for the Properties is approximately $16.8 million.

The Properties contain an aggregate of approximately 3.0 million rentable square feet and are each 100.0% leased to subsidiaries of C&S Wholesale Grocers, Inc., a wholesale grocery distributor that also guarantees the leases. As of the date of this filing, those leases have a weighted average remaining lease term of 8.6 years and the leases are primarily net, whereby the tenant is required to pay substantially all operating expenses, including costs to maintain and repair the roof and structure of the building and the cost of all capital expenditures, in addition to base rent.

The following table provides information about each of the Properties relating to the location, lease commencement and termination dates, rentable square feet, annualized rental income, rental escalations and renewal options.

Property	Lease Commencement Date	Lease Termination Date	Rentable Square Feet	Annualized Cash Rental Income (in thousands)	Rental Escalations	Renewal Options
Westfield, MA	December 2006	June 2022	520,000	$4.0 million	1.5% annual increase	Four Five-year options
Hatfield (North), MA	December 2006	June 2022	467,000	$2.9 million	1.5% annual increase	Four Five-year options
Hatfield (South), MA	December 2006	June 2022	333,000	$1.5 million	1.5% annual increase	Four Five-year options
Aberdeen, MD	December 2006	June 2022	400,000	$3.1 million	1.5% annual increase	Four Five-year options
Birmingham, AL	June 2008	June 2023	1,311,295	$4.3 million	1.75% annual increase	One Ten-year option and two five-year options

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

JPMorgan Chase Bank, N.A.Credit Facility

On February 21, 2014, the Company, through its operating partnership, drew down $100.0 million from its existing credit facility with JPMorgan Chase Bank, N.A. in connection with the acquisition of the Properties.

A description of the credit facility was included in the Company’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission (the “SEC”) on September 27, 2013. Such description is a summary and is qualified in its entirety by the terms of the credit agreement relating to the credit facility, which was filed with the SEC as Exhibit 10.20 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2013 on November 14, 2013 and is incorporated by reference herein.

Assumed U.S. Bank National Association Mortgage Debt

Four of the Properties are encumbered by existing mortgages (the “Mortgages”) pursuant to a loan agreement and related documents, dated as of March 13, 2007, by and between four of the SPEs, as borrowers (the “Borrowers”), a subsidiary of Inland, as guarantor, and Bear Stearns Commercial Mortgage, Inc., as lender (“Bear Stearns”), which was subsequently assigned by Bear Stearns to U.S. Bank National Association, as trustee, successor-in-interest to Bank of America, N.A., as trustee, successor-by-merger to LaSalle Bank National Association, as trustee for Morgan Stanley Capital I Inc., Commercial Mortgage Pass-Through Certificates, Series 2007-TOP27 (the “Lender”). In connection with the Company’s acquisition of the equity interests in the Borrowers (the “Acquisition”), the Company, American Realty Capital Operating Partnership V, L.P., the Company’s operating partnership (the “Operating Partnership”) and the Borrowers, entered into four separate Reaffirmation, Consent to Transactions and Confirmation of Obligations (the “Assumption Documents”) with the Lender and Inland. Pursuant to the Assumption Documents, the Borrowers confirmed their obligations under the Mortgages, the Operating Partnership agreed to replace Inland as guarantor (the “Guarantor Substitution”) and the Lender consented to the Acquisition and the Guarantor Substitution.

Pursuant to the Assumption Agreements, the Company paid the Lender aggregate transfer fees of $0.7 million.

The Mortgages have an aggregate original principal balance of $82.3 million. Each Mortgage bears interest at a stated rate of 5.5%. The Mortgages all provide for monthly interest payments with all principal outstanding being due on the maturity date in April 2017. The Mortgages may be prepaid at any time, in whole or in part, with break costs, if applicable. In the event of a default, the lender has the right to terminate its obligations under the Mortgages and to accelerate the payment on any unpaid principal amount of the Mortgages.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL TRUST V, INC.

Date: February 27, 2014	By:	/s/ Nicholas S. Schorsch
Nicholas S. Schorsch Chief Executive Officer and Chairman of the Board of Directors